Exhibit 1.1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of September , 2021, by and between, Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Buyer”), and Inspirato LLC, a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of June 30, 2021 (the “Business Combination Agreement”) by and among, (i) the Buyer, (ii) the Merger Subs, (iii) the Blockers, (iv) the Company Merger Sub, and (v) the Company.

WHEREAS, in accordance with the terms of Sections 13.1 and 13.2 of the Business Combination Agreement, the Buyer and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

Section 1.    Amendments to the Business Combination Agreement.

(a)    Article II, Section 2.5(c) of the Business Combination Agreement shall hereby be amended and restated in its entirety as follows:

“(c) Effective as of immediately following the Effective Time, the Buyer (through the Buyer’s board of directors) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be managed by a board of managers in accordance with the terms of the Company A&R LLCA.”

(b)    Article II, Section 3.1(e) of the Business Combination Agreement shall hereby be deleted in its entirety and shall be replaced as follows:

“(e) Amendment to Company LLCA. In connection with the execution and delivery of the Company A&R LLCA, as of the LLCA Effective Time (as defined in the Company A&R LLCA), the Company shall cause Buyer to be admitted as a member of the Company.”

Section 2.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.    General Provisions.

(a)    Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms of Article XIII of the Business Combination Agreement shall apply to this Amendment, as applicable.

(b)    Business Combination Agreement in Effect. Except as specifically provided for in this Amendment, the Business Combination Agreement shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

BUYER:

THAYER VENTURES ACQUISITION CORPORATION

By:	/s/ Mark E. Farrell

Name:	Mark E. Farrell
Title:	Co-Chief Executive Officer

COMPANY:

INSPIRATO LLC

By:	/s/ Brent Handler
Name:	Brent Handler
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]